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                                                             Exhibit 99b.(d)(39)

                       SEI INSTITUTIONAL INVESTMENTS TRUST
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), effective as of July 1, 2004, is made by and between Prudential Investment Management, Inc. ("Assignor"), Quantitative Management Associates LLC ("Assignee") and SEI Investments Management Corporation ("Adviser") with reference to the following Recitals.

     a. Assignor serves as a sub-adviser to the Large Cap Disciplined Equity Fund of SEI Institutional Investments Trust (the "Trust") pursuant to an investment sub-advisory agreement between the Assignor and the Adviser dated July 1, 2003 (the "Sub-Advisory Agreement");

     b. Assignor has agreed to assign all of its rights and delegate all of its obligations (the "Assignment") under the Sub-Advisory Agreement to Assignee, as of the date first set forth above;

     c. Assignee has agreed, that at the time of the Assignment, to assume all rights and obligations of Assignor under the Sub-Advisory Agreement; and

     d. The Assignment does not constitute an assignment as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended (the "1940 Act").

     NOW THEREFORE, in consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     a. Assignor hereby grants, sells, conveys, transfers and delivers to Assignee all of Assignor's right, title and interest in and to the Sub-Advisory Agreement.

     b. Assignee hereby assumes and agrees to perform or to pay or discharge the obligations and liabilities of Assignor described in the Sub-Advisory Agreement and agrees to be liable to the Adviser for any default or breach of the Sub-Advisory Agreement to the extent the default or breach occurs on or after the effective date of this Agreement.

     c. Adviser hereby releases Assignor from its liabilities and obligations under the Sub-Advisory Agreement on or after the effective date of this Agreement and any liability or responsibility for (i) breach of the Sub-Advisory Agreement by Assignee, or (ii) demands and claims made against Adviser for damages, losses or expenses incurred by Adviser on or after the effective date of this Agreement, except to the extent such demands, claims, losses, damages or expenses arise out of or result from an act or omission of Assignor prior to the date of this Agreement.

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     d.     This Agreement is not a waiver or estoppel with respect to any rights Adviser may have by reason of the past performance or failure to perform by Assignor.

     e. Except as provided herein, this Agreement shall not alter or modify the terms or conditions of the Sub-Advisory Agreement.

     f. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties. It is hereby acknowledged that the Adviser retains all of its rights under the Sub-Advisory Agreement. This Agreement shall be governed and interpreted in accordance with the law of the State of Massachusetts without giving effect to the conflicts of law principles thereof.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of July 1, 2004.

PRUDENTIAL INVESTMENT                            QUANTITATIVE MANAGEMENT
MANAGEMENT, INC.                                 ASSOCIATES LLC

By:      /s/ Thomas Boland                       By:    /s/ James Scott
         -------------------                            ------------------------
Title:   Vice President                          Title: President
         -------------------                            ------------------------

SEI INVESTMENTS MANAGEMENT CORPORATION

By:      /s/ Timothy D. Barto
         ----------------------

Title:   Vice President
         ----------------------